INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

I consent to the inclusion in this Registration Statement of COLORSTARS GROUP (the “Company”) on Form S-1, Amendment #2 (File No. 333-147613), of my reports dated June 5, 2008, and June 19, 2008, with respect to my audits of the consolidated financial statements of the Company as of and for the years ended December 31, 2006 and 2007 which reports appears in the Prospectus, which is part of this Registration Statement. I also consent to the reference to my Firm under the heading “Experts” in such Prospectus.

/s/ Michael F. Albanese
Michael F. Albanese, CPA
Parsippany, New Jersey
September 15, 2008